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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 22, 2000, except for the information presented in Note 11 for which the date is September 7, 2000, relating to the financial statements of Sycamore Networks, Inc., which appears in Sycamore Networks, Inc.'s Annual Report on Form 10-K for the year ended July 31, 2000. We also consent to the incorporation by reference in this Registration Statement on Form S-8 of Sycamore Networks, Inc. of our report dated June 4, 2000 relating to the financial statements of Sirocco Systems, Inc., a development stage company, which appears in Amendment No. 1 to the Registration Statement on Form S-4 of Sycamore Networks, Inc.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 8, 2000